Exhibit 10.71
FORMATION AND TRANSFER AGREEMENT
     THIS FORMATION AND TRANSFER AGREEMENT (this “Agreement”) is made, entered into and effective as of the 29th day of December, 2011 by and among Cyprus Creek Land Resources, LLC, a Delaware limited liability company with principal offices at 701 Market Street, Suite 798, St. Louis, Missouri 63101 (“Cyprus”) and Cyprus Creek Land Company, a Delaware corporation with its offices at 701 Market Street, Suite 772, St. Louis, Missouri 63101; and Armstrong Coal Company, Inc., a Delaware corporation with principal offices at 7733 Forsyth Boulevard, Suite 1625, St. Louis, Missouri 63105 (herein “Armstrong”), and Western Land Company, LLC, a Kentucky limited liability company with its office at 407 Brown Road, Madisonville, Kentucky 42431.
RECITALS
     A. Cyprus and Armstrong desire to form a limited liability company under the laws of the State of Delaware and intend to enter into a Certificate of Formation and a Limited Liability Company Agreement, as described herein (collectively, the “Organization Documents”), to form the proposed limited liability company under the name Survant Mining Company, LLC (herein the “Company”). The parties acknowledge and ratify the filing of the Certificate of Formation for the Company on November 29, 2011 with the Secretary of State of Delaware.
     B. Cyprus and Armstrong desire to set out in this Agreement the documents and procedures to be taken in connection with the formation of the Company and the fulfillment of the initial capital contributions and scheduled capital contributions to the Company as further described in the Organization Documents.
     C. The parties to this Agreement further desire to set out in this Agreement (i) certain conditions to the closing of the formation of the Company and the completion of the initial capital contributions and scheduled capital contributions, and (ii) certain other terms, provisions, representations and warranties relating to the formation of the Company and the assets comprising the initial capital contributions and scheduled capital contributions to the Company.
     D. Cyprus Creek Land Company is an affiliate of Cyprus and desires to join in the execution of this Agreement for the purpose of acknowledging its agreement to join in the execution of the Conveyance Documents.
     E. Western Land Company, LLC is an affiliate of Armstrong and desires to join in the execution of this Agreement for the purpose of acknowledging its agreement to join in the execution of the Conveyance Documents. Pursuant to Section 4 of that certain Royalty Deferment and Option Agreement dated October 11, 2011, Western Mineral Development, LLC is contractually obligated to quitclaim its interests in the Armstrong Assets to Western Land Company, LLC.
AGREEMENT
     In consideration of the foregoing Recitals which are incorporated herein, the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
12/28/11

     1. Definitions. As used herein, the following terms shall have the following meanings:
          1.1 Agreement: This Formation and Transfer Agreement, including all exhibits hereto.
          1.2 Armstrong: Armstrong Coal Company, Inc., a Delaware corporation.
          1.3 Armstrong Assets: As defined in Section 4.2.
          1.4 Armstrong Representations and Warranties: As defined in Section 9.
          1.5 Closing: As defined in Section 8.
          1.6 Closing Agenda: As defined in Section 7.
          1.7 Closing Date: As defined in Section 8.
          1.8 Closing Documents: As defined in Section 7.
          1.9 Company: Survant Mining Company, LLC, a Delaware limited liability company to be formed pursuant to the terms of this Agreement.
          1.10 Conveyance Documents: The deeds, leases, subleases, agreements and instruments listed on Schedule 1 attached hereto, substantially in the forms attached hereto but with such modifications that are reasonably requested by either party that do not alter in any material respect the nature or extent of the Scheduled Capital Contributions or the substantive rights of the parties pursuant to the Organization Documents.
          1.11 Cyprus: Cyprus Creek Land Resources, LLC, a Delaware limited liability company.
          1.12 Cyprus Assets: As defined in Section 4.1.
          1.13 Cyprus Representations and Warranties: As defined in Section 10.
          1.14 Indemnity Claim: As defined in Section 11.2.
          1.15 Initial Capital Contributions: The Initial Capital Contributions described in Section 4.
          1.16 Members: Cyprus and Armstrong and their respective successors, if any, under the Organization Documents.
          1.17 Notices: As defined in Section 13.7.
          1.18 Organization Documents: As defined in Recital A.
          1.18 Scheduled Capital Contributions: The Scheduled Capital Contributions described in Section 4.

     2. Formation of the Company. Subject to the terms and conditions of this Agreement, Cyprus and Armstrong hereby agree to form the Company under the laws of the State of Delaware, and further agree to make their respective Initial Capital Contributions and Scheduled Capital Contributions to the Company as described in Section 4. The Company shall be established upon the execution of the Limited Liability Company Agreement attached hereto as Exhibit A. The terms of the Organization Documents shall govern the rights, interests, duties and obligations of the Members relative to the Company, and shall govern over any conflicting provisions contained in this Agreement.
     3. Members’ Interest in the Company. Upon the Closing and formation of the Company, Armstrong shall have a member interest in the Company of 51% and Cyprus shall have a member interest in the Company of 49%, as further set forth in, and governed by the terms of, the Limited Liability Company Agreement.
     4. Initial Capital Contributions and Scheduled Capital Contributions to the Company. Subject to the terms and provisions of this Agreement and upon the fulfillment of the conditions precedent set out or described in Section 6 and the execution of the Organization Documents by both Members, (a) each Member shall, upon execution of the Organization Documents by both members, make its initial capital contribution to the Company of $30,000.00 in cash (the “Initial Capital Contributions”), and (b) on the milestone dates set forth in the “Contribution Schedule” attached as Exhibit A to the Limited Liability Company Agreement (the “Contribution Schedule”), each Member shall make their respective additional contributions of property as indicated in the Contribution Schedule (collectively, the “Scheduled Capital Contributions”).
          4.1 Scheduled Capital Contribution by Cyprus. Cyprus shall contribute to the Company, by means of the applicable Conveyance Documents, those assets, agreements and interests in real property described on the Contribution Schedule (“Cyprus Assets”), consisting primarily of coal reserves and property rights located in Muhlenberg County, Kentucky. The parties agree that the fair market value of the Cyprus Assets is $44,492,000.00. Cyprus Creek Land Company hereby agrees to join in the execution of the Conveyance Documents.
          4.2 Scheduled Capital Contribution by Armstrong. Armstrong shall contribute to the Company, by means of the applicable Conveyance Documents, those assets, agreements and interests in real property described on the Contribution Schedule (the “Armstrong Assets”). The parties agree that the fair market value of the Armstrong Assets is $46,308,000.00. Western Land Company, LLC hereby agrees to join in the execution of the Conveyance Documents.
     5. Closing. The Closing of the transactions contemplated by this Agreement shall be conducted in accordance with Section 8 hereto and the operations of the Company shall commence as of the Closing Date.
     6. Conditions Precedent to Formation. The obligations of both Cyprus and Armstrong to execute (or cause the execution of) the Organization Documents and make, or cause to be made, the Initial Capital Contributions and complete the other transactions described in this Agreement are subject to the completion of all of the items comprising the Closing Agenda, or the mutual waiver by Cyprus and Armstrong of completion of any items not so completed. It is a further condition each party’s obligation to close the transactions set forth in this Agreement that all representations and warranties made by the other party in Subsection 9 and 10 respectively remain true and accurate as of the Closing Date.
     7. Closing Agenda. The contribution by the Company Members of their respective Initial Capital Contributions, and the completion of the other transactions set forth herein, shall be effected by the execution and delivery of all the documents listed on Schedule 7 to this Agreement and such other documents as are necessary or desirable in connection therewith or which are otherwise referred to in this Agreement (the “Closing Documents”). The Closing Documents shall be in form and substance acceptable to both Cyprus and Armstrong and shall be consistent with the terms of this Agreement. Cyprus and Armstrong acknowledge that included within the Closing Documents are certain third-party consents, certificates, opinions and approvals. The parties agree to cooperate and proceed diligently with the acquisition of such third-party items, but do not waive the requirement that all Closing Documents, including the third-party consents listed in the Closing Documents, be obtained or be hereafter waived in writing by Cyprus and Armstrong as a condition to Closing. All of the activities described in this Section 7 are collectively described as the “Closing Agenda.”
     8. Closing Date. The parties shall proceed diligently with the preparation of the Closing Documents, and the fulfillment of the other conditions precedent set out in Section 6, so that the formation and effectiveness of the Company, and the completion of the Initial Capital Contributions by the Company Members (collectively, the “Closing”) occurs on or prior to December 29th, 2011 (the “Closing Date”). If the Closing does not occur by the Closing Date for any reason, and the Closing is not extended by the mutual agreement of Cyprus and Armstrong, then this Agreement shall terminate and be null and void and of no further force or effect.
     9. Representation and Warranties of Armstrong. Armstrong hereby represents and warrants to Cyprus as follows, which representations and warranties constitute a material inducement to Cyprus’s entering into this Agreement, and performing hereunder, including, without limitation, making its Initial Capital Contribution and Scheduled Capital Contributions. The representations and warranties of Armstrong set forth herein or in any of the Closing Documents (collectively the “Armstrong Representations and Warranties”) shall be deemed to be remade as of the Closing and shall survive the Closing, including the execution and delivery of the Closing Documents.
          9.1 Due Organization. Armstrong is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the power and authority to own its property and carry on its business as owned and carried on as of the date hereof.
          9.2 Due Authorization. Armstrong has the requisite power and authority to execute and deliver this Agreement and the Closing Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Closing Documents to which Armstrong is a party have been duly authorized by Armstrong. This Agreement has been, and the Closing Documents when executed and delivered by Armstrong will be, duly executed and delivered by Armstrong. This Agreement constitutes, and the Closing Documents when so executed shall constitute, the legal, valid and binding obligations of Armstrong enforceable in accordance with their respective terms.

          9.3 No Conflict with Restrictions; No Default. Neither the execution, delivery or performance of this Agreement or the Closing Documents by Armstrong shall: (i) conflict with, violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which are applicable to Armstrong; (ii) conflict with or violate any of the terms, conditions or provisions of the certificate of incorporation of Armstrong; or (iii) result in the creation or imposition of any lien upon the Company (except the pledge of members interests in favor of PNC Bank, as contemplated in the Limited Liability Company Agreement) or any of the Armstrong Assets.
          9.4 Governmental Authorizations and Third-Party Consents. There is no registration, declaration or filing with, or consent, approval, license, permit or authorization or order by any governmental or regulatory authority, domestic or foreign, or by any third party which is required in connection with the valid execution, delivery and acceptance by Armstrong of this Agreement or the Closing Documents that has not been obtained.
          9.5 Permittee Status. Armstrong represents and warrants that, to Armstrong’s knowledge, neither it nor any of its owners, nor any entity owned or controlled by any of its owners, has been notified by any state or federal agency that any of the entities listed above is ineligible to receive coal mining permits in any state.
          9.6 Litigation. Except as disclosed on Schedule 9.6 to this Agreement, there are no claims, actions, suits, proceedings or investigations pending before or being conducted by any court, government officer or agency, or arbitrator relating to Armstrong which could reasonably be expected to materially affect Armstrong’s ability to enter into this Agreement, to complete the actions contained in the Closing Agenda, or to make its Initial Capital Contribution. To the best of the knowledge of Armstrong, no such claims, actions, suits, proceedings or investigations are threatened.
     10. Representation and Warranties of Cyprus. Cyprus hereby represents and warrants to Armstrong as follows, which representations and warranties constitute a material inducement to Armstrong entering into this Agreement and making its Initial Capital Contribution and Scheduled Capital Contributions. The representations and warranties of Cyprus set forth herein or in any of the Closing Documents (collectively the “Cyprus Representations and Warranties”) shall be deemed to be remade as of the Closing and shall survive the Closing, including the execution and delivery of the Closing Documents.
          10.1 Due Formation. Cyprus is a Delaware limited liability company and has the power and authority to own its property and carry on its business as owned and carried on as of the date hereof.
          10.2 Due Authorization. Cyprus has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement has been duly authorized by its sole member. This Agreement has been, and the Closing Documents when authorized, executed and delivered by Cyprus will have been, duly executed and delivered by Cyprus. This Agreement constitutes, and the Closing Documents when so executed shall constitute, the legal, valid and binding obligations of Cyprus enforceable in accordance with their respective terms.
          10.3 No Conflict With Restrictions; No Default. Neither the execution, delivery or performance of this Agreement or the Closing Documents by Cyprus shall: (i) conflict with,

violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which are applicable to Cyprus; (ii) conflict with or violate any of the terms, conditions or provisions of the organizational agreements of Cyprus; or (iii) result in the creation or imposition of any lien upon the Company or any of the Cyprus Assets.
          10.4 Governmental Authorizations and Third-Party Consents. There is no registration, declaration or filing with, or consent, approval, license, permit or authorization or order by any governmental or regulatory authority, domestic or foreign, or by any third party which is required in connection with the valid execution, delivery or acceptance by Cyprus of this Agreement or the Closing Documents that has not been obtained.
          10.5 Permittee Status. Cyprus represents and warrants that, to its knowledge, neither it nor any of its owners, nor any entity owned or controlled by any of its owners, has been notified by any state or federal agency that any of the entities listed above is ineligible to receive coal mining permits in any state.
          10.6 Litigation. Except as disclosed on Schedule 10.6 to this Agreement, there are no claims, actions, suits, proceedings or investigations pending before or being conducted by any court, government officer or agency, or arbitrator relating to Cyprus which could reasonably be expected to materially affect Cyprus’s ability to enter into this Agreement, to complete the actions contained in the Closing Agenda, or to make its Initial Capital Contribution. To the best of the knowledge of Cyprus, no such claims, actions, suits, proceedings or investigations are threatened.
     11. Indemnification. In addition to any other indemnity obligations set out in this Agreement, Armstrong hereby agrees to indemnify and hold Cyprus harmless, and Cyprus hereby agrees to indemnify and hold Armstrong harmless, from and against any and all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses of every kind and nature (including, but not limited to, reasonable attorneys’ fees and any and all related litigation costs and expenses as a consequence of any such proceedings described in this Section 11), imposed upon or incurred by the indemnified party as a result of or in connection with (i) any misrepresentation or breach of warranty or failure of any of the representations and warranties made by the indemnifying party in or pursuant to this Agreement (or any Closing Document) to have been true and complete in all material respects as of the Closing (“Representation Indemnity Claim”) or (ii) any breach of any covenant or agreement of the indemnifying party set forth herein or in any of the Closing Documents (“Covenant Indemnity Claim”; Representation Indemnity Claims and Covenant Indemnity Claims are collectively referred to as “Indemnity Claims”).
          11.1 Notice of Indemnity Claim. If a party intends to assert an Indemnity Claim, it shall provide the other party with written notice of such Indemnity Claim promptly after the facts providing the basis for such Indemnity Claim are known. No Representation Indemnity Claim may be asserted after 18 months from the Closing Date, but any Representation Indemnity Claim made prior to 18 months from the Closing Date shall remain valid and enforceable. Except for statutes of limitation under applicable law, there are no time limits for Covenant Indemnity Claims. An Indemnity Claim notice shall set forth, in detail, the specific character and factual basis for each individual Indemnity Claim asserted therein. At the time the Indemnity Claim is made and thereafter, any party asserting the Indemnity Claim shall provide the other party with copies of any materials in its possession describing the facts or containing information providing the basis for the Indemnity Claim. If the indemnity Claim involves a claim by a third party, the party against which the Indemnity Claim is asserted may assume, at its sole expense, the defense of the claim by the third party if such party against which the Indemnity Claim is asserted agrees in writing with respect to such Indemnity Claim that it is obligated hereunder to indemnify and hold the party asserting the Indemnity Claim harmless in accordance with the terms of this Section 11.1. The failure of the party against which the Indemnity Claim is asserted to assume the defense of any such claim shall not affect any indemnification obligation under this Agreement.
     12. Brokers. Each party hereto hereby represents and warrants to the other parties hereto that there are no claims for brokerage or other commissions or finders or other similar fees as of the date hereof in connection with the transactions contemplated by this Agreement. Each party hereto hereby agrees to indemnify and hold harmless the other party and the Company from and against all liabilities, costs, damages, and expenses from any such claim resulting from its action.
     13. Miscellaneous.
          13.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.
          13.2 Entire Agreement; Modification. This Agreement and the Closing Documents constitute the entire agreement of the parties hereto pertaining to the subject matter hereof and supersede any previously written or oral discussions or representations. No supplement, modification or waiver (except as provided herein relative to conditions precedent) of this Agreement or the Closing Documents, or any provision hereof or thereof, shall be binding unless in writing and executed by the parties.
          13.3 No Third-Party Beneficiaries. Nothing in this Agreement shall entitle any person other than the parties named in and executing this Agreement to any claim, cause of action, remedy or right of any kind except that the Company shall be beneficiaries of this Agreement.
          13.4 Expenses. Except as set forth below, each party shall be liable for its own expenses in connection with the preparation and performance of this Agreement, the Closing Documents, and the acquisition of government approvals for the Closing.
          13.5 Assignment. This Agreement may not be assigned, in whole or in part, by any party without the consent of the other parties. Any attempted assignment without the consent of all parties shall be void. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.
          13.6 Further Assurances. The parties hereto shall take such further actions and execute such further documents after the Closing as may be required to fulfill the intentions of the parties expressed herein and in the Closing Documents relative to the formation of the Company and the Initial Capital Contributions and Scheduled Capital Contributions.

          13.7 Notices. All notices, consents, elections, requests, reports, demands and other communications hereunder (collectively, “Notices”) shall be in writing and shall be personally delivered or mailed by registered or certified mail, postage prepaid and addressed as follows:

Cyprus Creek Land Resources, LLC	Armstrong Coal Company, Inc.
701 Market Street, Suite 708	7733 Forsyth Boulevard, Suite 1625
St. Louis, Missouri 63101	St. Louis, Missouri 63105

Armstrong Energy, Inc.
Attn: Martin D. Wilson, President
7733 Forsyth Boulevard, Suite 1625
St. Louis, Missouri 63105
or to such other address or to such other person as any party hereto shall have last designated by notice to the other party in accordance with the foregoing. All such Notices shall be effective as of the date received by the addressee. If such addressee refuses to accept delivery of any such Notice, such Notice shall be deemed to have been delivered on the date of such refusal.
          13.8 Survival. The terms of this Agreement shall survive the closing and the formation of the Company.
-remainder of page intentionally left blank-

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.

CYPRUS CREEK LAND RESOURCES, LLC

By:	/s/ T.L. Bethel

Its:	VP

CYPRUS CREEK LAND COMPANY

By:	/s/ T.L. Bethel

Its:	VP

ARMSTRONG COAL COMPANY, INC.

By:	/s/ Martin D. Wilson

It:	President

WESTERN LAND COMPANY, LLC

By:	/s/ Martin D. Wilson

It:	Manager

Schedule 7
TO
FORMATION AND TRANSFER AGREEMENT
1.	Execution of Organization Documents
-	Certificate of Formation

-	Limited Liability Company Agreement
2.	Execution of the Company agreements
-	the Management Agreement (attached hereto as Appendix 1)

-	the Sales Representation Agreement (attached hereto as Appendix 2)

Schedule 9.6
TO
FORMATION AND TRANSFER AGREEMENT

Schedule 10.6
TO
FORMATION AND TRANSFER AGREEMENT